Report of Independent Auditors

To the Board of Trustees and Shareholders of
Brinson Relationship Funds
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In planning and performing our audit of the financial statements of The Brinson
Relationship Funds   Brinson Global Securities Fund, Brinson U.S. Equity
Fund, Brinson U.S. Large Capitalization Equity Fund, Brinson U.S. Value
Equity Fund, Brinson U.S. Small Capitalization Equity Fund, Brinson International Equity Fund, Brinson Emerging Markets Equity Fund, Brinson
U.S. Cash Management Prime Fund, Brinson Short-Term Fund, Brinson High
Yield Fund, Brinson Emerging Markets Debt Fund and Brinson U.S. Bond
Fund for the year ended December 31, 2001, and the Brinson Securitized
Mortgage Fund ("the Funds") for the period from September 29, 2001 through December 31, 2001, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the
United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December
31, 2001.

This report is intended solely for the information and use of management, the Board of Trustees of the Brinson Relationship Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.
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                              Ernst & Young LLP

New York, New York
February 19, 2002